AMENDMENT NO. 8 TO FUND PARTICIPATION AGREEMENT

This Amendment No. 8 to the Fund Participation Agreement (the “Amendment”) is entered into as of October 1, 2025 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Insurer”), on its own behalf and on behalf of each separate account of the Insurer as set forth in the Fund Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), Federated Hermes Insurance Series (the “Investment Company”), and Federated Securities Corp. (the “Distributor”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Insurer entered into a participation agreement with the Investment Company and the Distributor dated June 9, 2011, as amended from time to time (the “June Agreement”);
WHEREAS, the Insurer (as Transamerica Advisors Life Insurance Company) also entered into a participation agreement with the Investment Company and the Distributor dated July 21, 2011, as amended from time to time (the “July Agreement), which was subsequently terminated by way of a Contract Confirming Agreement, executed by the Parties July 1, 2019;
WHEREAS, the Parties executed two amendments dated July 18, 2023 and September 1, 2024, which were erroneously labeled as amendments to the July Agreement;
WHEREAS, the Parties now desire to clarify that the June Agreement is the operative agreement and that the amendments dated July 18, 2023 and September 1, 2024 shall be deemed Amendment No. 6 and Amendment No. 7, respectively, to the June Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:
  Clarification of Operative Agreement. The Parties hereby confirm that the Fund Participation Agreement dated June 9, 2011 is the operative agreement governing the relationship among the Parties. The Fund Participation Agreement dated July 21, 2011 is no longer in effect and shall not be referenced in future amendments.
  Reassignment of Amendments. The following amendments are hereby reassigned and renumbered as follows:
    The amendment dated July 18, 2023, titled “Amendment to Participation Agreement Regarding Rules 30e-3 and 498A,” shall be deemed Amendment No. 6 to the June Agreement.
    The amendment dated September 1, 2024, titled “Amendment to the Participation Agreement Regarding the Tailored Shareholder Reports Rule,” shall be deemed Amendment No. 7 to the June Agreement.
  Confirmation of Terms. Except as expressly modified by this Amendment, all terms and conditions of the June Agreement and its prior amendments shall remain in full force and effect.
  Counterparts and Delivery. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A signed copy delivered electronically shall be deemed valid and binding.
  Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of the Investment Company and Distributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Insurer:
TRANSAMERICA LIFE INSURANCE COMPANY
By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

The Investment Company:
FEDERATED HERMES INSURANCE SERIES
By: /s/ John B. Fisher
Name: John B. Fisher
Title: President

The Distributor:
FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman
Name: Paul A. Uhlman
Title: President